Exhibit 99.1

AMERICAN MEDIA ANNOUNCES BONNIE FULLER TO STEP DOWN AS EVP AND

CHIEF EDITORIAL DIRECTOR; TO SERVE AS EDITOR-AT-LARGE OF STAR

MAGAZINE AND CONSULTANT TO COMPANY

NEW YORK, MAY 13, 2008 – American Media, Inc. (AMI) today announced that Bonnie Fuller, who has served as Executive Vice President and Chief Editorial Director since July 2003, will resign from those positions as of May 14, 2008. Going forward, Ms. Fuller will serve as editor-at-large of AMI’s Star magazine, and also will act as a consultant to the company’s Chairman and Chief Executive Officer David J. Pecker.

“I am proud of the significant achievements of American Media’s celebrity and fitness brands over the past five years, and I am now ready for a new adventure,” said Ms. Fuller. “The transformation of Star from a tabloid into a glossy magazine was unprecedented and has proven to be a great success. I am also proud of the redesigns of several other titles over the past few years. I have been fortunate to work with an exceptional group of talented editors and publishers, and am thrilled to continue my involvement with AMI through my role as editor-at-large at Star and consultant to David Pecker.”

“Bonnie Fuller has been an important part of a team that has overseen a range of extremely successful editorial initiatives over the past five years,” said Mr. Pecker. “I am pleased that we will continue to benefit from her journalistic contributions through her role as editor-at-large at Star and a consultant to the company.”

About American Media, Inc.

American Media, Inc. is the leading publisher of celebrity journalism and health and fitness magazines in the U.S. These include Star, Shape, Men’s Fitness, Fit Pregnancy, Natural Health, and The National Enquirer. In addition to print properties, AMI owns Distribution Services, Inc., the country's #1 in-store magazine merchandising company.

Contact:	Todd Fogarty
Kekst and Company
212-521-4854

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